EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the National Retail Properties, Inc. 2017 Performance Incentive Plan of our reports dated February 13, 2017, with respect to the consolidated financial statements and schedules of National Retail Properties, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of National Retail Properties, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, FL

May 30, 2017